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                                                                    EXHIBIT 23.6

                              ACCOUNTANTS' CONSENT

The Board of Directors
Davidson & Associates, Inc.

     We consent to the incorporation herein of our report dated February 21, 1996 with respect to the consolidated balance sheets of Davidson & Associates, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG PEAT MARWICK LLP

Long Beach, California

December 30, 1996